Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased by $122 thousand, or 13.4%, to $1.0 million for the three-month period ended March 31, 2019 compared with the same period last year
●	Net income increased by $2.1 million, or 82.4%, to $4.6 million for the nine-month period ended March 31, 2019 compared with the same period last year
●	Total loans increased by $29.0 million, or an annualized 12.1%, for the nine-month period ended March 31, 2019 compared to June 30, 2018
●	Total deposits increased by $29.3 million, or an annualized 9.1%, for the nine-month period ended March 31, 2019 compared to June 30, 2018
●	Net recoveries of $789 thousand were collected during the nine-month period ended March 31, 2019
●	Non-performing loans to total loans declined to 0.24% at March 31, 2019

Minerva, Ohio— April 18, 2019 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) reported net income of $1.0 million for the third fiscal quarter of 2019, an increase of $122 thousand, or 13.4%, from the same period last year. Earnings per share for the third fiscal quarter of 2019 were $0.38 compared to $0.33 for the same period last year.

For the nine months ended March 31, 2019, net income was $4.6 million an increase of $2.1 million, or 82.4%, from the same period last year. Net income for the nine months ended March 31, 2019 was positively impacted by a negative provision for loan loss expense of $555 thousand and a net gain on sale of securities of $561 thousand. In addition, net income was positively impacted by a $1.2 million, or 10.6%, increase in net interest income which was the result of a $39.8 million increase in average interest-earning assets from the prior year period combined with an increase in the yield on interest-earning assets.

Assets at March 31, 2019 totaled $528.4 million, an increase of $25.8 million, or an annualized 6.8%, from June 30, 2018. Loans increased by $29.0 million, or an annualized 12.1%, and deposits increased by $29.3 million, or an annualized 9.1% from June 30, 2018.

“Consumers National Bank is growing because of continued investments in our sales processes and delivery channels and through clearly defining and delivering on the community bank difference. Our business bankers, mortgage originators, and retail staff across our markets continue to identify opportunities and win business by executing a consultative approach to customer relationships and by understanding the specific needs of each community and customer,” said Ralph J. Lober, II, President and Chief Executive Officer. “These efforts are reflected in a $44.0 million, or 14.5%, increase in gross loans outstanding and a $55.2 million, or 13.7%, increase in deposit over the twelve months ended March 31, 2019. Further, residential mortgage production for the nine months ended March 31, 2019 increased 29% over the same prior year period. Low nonaccrual and loan delinquencies continue to reflect strong economic activity and employment levels; however, the flattening, and at times, inverted yield curve continues to reduce the expected increase in net interest income and margin,” he added.

Net interest income for the third fiscal quarter of 2019 increased by $275 thousand, or 6.9%, compared to the same period last year. The net interest margin was 3.57% for the quarter ended March 31, 2019 and 3.72% for the quarter ended March 31, 2018. The Corporation’s yield on average interest-earning assets was 4.30% for the three months ended March 31, 2019, an increase from 4.11% for the same period last year. The Corporation’s cost of funds was 1.00% for the three months ended March 31, 2019 and 0.54% for the same period last year.

Other income increased by $58 thousand, or 7.2%, to $860 thousand for the third quarter of fiscal year 2019 compared with $802 thousand for the same period last year. The increase in other income for the third quarter of fiscal year 2019 was primarily a result of increases in service charges on deposit accounts and debit card interchange income.

Other expenses increased by $231 thousand, or 6.5%, for the third fiscal quarter of 2019 from the same period last year. The increase in other expenses was primarily the result of an increase in salary and benefit expenses.

Non-performing loans were $817 thousand at March 31, 2019, $1.1 million at June 30, 2018 and $825 thousand at March 31, 2018. The allowance for loan losses (ALLL) as a percent of total loans at March 31, 2019 was 1.05% and net recoveries totaled $789 thousand for the nine months ended March 31, 2019. The ALLL to loans ratio was 1.10% at March 31, 2018 and annualized net charge-offs to total loans were 0.01% for the nine-month period ended March 31, 2018.

Consumers provides a complete range of banking and other investment services to businesses and clients through its fourteen full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies; the nature, extent, timing, and results of governmental actions; and other factors that may affect our future results. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Nine Month Periods Ended
Consolidated Statements of Income	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Total interest income	$5,119	$4,394	$15,077	$12,828
Total interest expense	877	427	2,162	1,148
Net interest income	4,242	3,967	12,915	11,680
Provision for loan losses	105	100	(555)	250
Other income	860	802	3,299	2,513
Other expenses	3,812	3,581	11,376	10,534
Income before income taxes	1,185	1,088	5,393	3,409
Income tax expense	150	175	836	910
Net income	$1,035	$913	$4,557	$2,499
Basic and diluted earnings per share	$0.38	$0.33	$1.67	$0.92

Consolidated Statements of Financial Condition	March 31, 2019	June 30, 2018	March 31, 2018
Assets
Cash and cash equivalents	$8,352	$7,772	$17,833
Certificates of deposit in other financial institutions	1,983	2,973	2,973
Securities, available-for-sale	141,652	144,028	136,133
Securities, held-to-maturity	3,824	4,024	4,061
Federal bank and other restricted stocks, at cost	1,459	1,459	1,459
Loans held for sale	844	1,448	558
Total loans	347,462	318,509	303,441
Less: allowance for loan losses	3,656	3,422	3,323
Net loans	343,806	315,087	300,118
Other assets	26,513	25,828	25,375
Total assets	$528,433	$502,619	$488,510
Liabilities and Shareholders’ Equity
Deposits	$459,289	$429,963	$404,056
Other interest-bearing liabilities	16,131	25,123	37,601
Other liabilities	3,902	3,772	3,546
Total liabilities	479,322	458,858	445,203
Shareholders’ equity	49,111	43,761	43,307
Total liabilities and shareholders’ equity	$528,433	$502,619	$488,510

	At or For the Nine Month Periods Ended
Performance Ratios:	March 31, 2019	March 31, 2018
Return on Average Assets (Annualized)	1.19%	0.70%
Return on Average Equity (Annualized)	13.34	7.54
Average Equity to Average Assets	8.89	9.35
Net Interest Margin (Fully Tax Equivalent)	3.63	3.65

Market Data:
Book Value to Common Share	$17.96	$15.87
Dividends Paid per Common Share (YTD)	$0.39	$0.37
Period End Common Shares	2,733,845	2,729,644

Asset Quality:
Net Charge-offs (Recoveries) to Total Loans (Annualized)	(0.30)%	0.01%
Non-performing Assets to Total Assets	0.15	0.17
ALLL to Total Loans	1.05	1.10